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                                                                 Exhibit (h)(ii)

                              DELEGATION AMENDMENT



July 24, 2002


Mr. Alan Mandel
Schroder Investment Management North America Inc.
875 Third Avenue, 22nd Floor
New York, NY  10022-6225

Dear Mr. Mandel:

Schroder Series Trust, ( the "Fund"), on behalf of each of its individual series, and State Street Bank and Trust Company (the "Transfer Agent") are parties to an agreement dated as of October 27, 1993 (the "Agreement") under which the Transfer Agent performs certain transfer agency and/or record-keeping services for the Fund. In connection with the enactment of the USA PATRIOT Act of 2001 and the regulations promulgated thereunder (collectively, the "PATRIOT Act"), the Fund has requested and the Transfer Agent has agreed to amend the Agreement as of the date hereof in the manner set forth below:

WHEREAS, the PATRIOT Act imposes new anti-money laundering requirements on financial institutions, including mutual funds;

WHEREAS, the Funds recognize the importance of complying with the PATRIOT Act and the Fund has developed and implemented a written anti-money laundering program, as amended from time to time, which is designed to satisfy the requirements of the PATRIOT Act, (the "Fund's Program");

WHEREAS, the PATRIOT Act authorizes a mutual fund to delegate to a service provider, including its transfer agent, the implementation and operation of aspects of the mutual fund's anti-money laundering program; and

WHEREAS, the Fund desires to delegate to the Transfer Agent the implementation and operation of certain aspects of the Fund's Program and the Transfer Agent desires to accept such delegation.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

   1.    Delegation; Duties

   1.1 Subject to the terms and conditions set forth in the Agreement, the Fund hereby delegate to the Transfer Agent those aspects of the Fund's Program that are set forth on Exhibit A, attached hereto. The duties set forth on Exhibit A may be amended, from time to time, by mutual agreement of the parties upon the execution by both parties of a revised Exhibit A bearing a later date than the date hereof.


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   1.2   The Transfer Agent agrees to perform such delegated duties, with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of the Agreement.

   1.3 In connection with the performance of the duties delegated pursuant to Exhibit A hereto, the Transfer Agent will provide documentation detailing its anti-money laundering compliance program to the Fund and in any event, as such times as said documentation is updated to reflect changes to the program. Transfer Agent also undertakes to notify the Fund whenever changes in its program have a material impact on the services provided to the Fund pursuant hereto.

   2.    Consent to Examination

   2.1 In connection with the performance by the Transfer Agent of the above delegated duties, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the PATRIOT Act and that the records the Transfer Agent maintains for the Fund relating to the Fund's Program may be subject, from time to time, to examination and/or inspection by federal regulators and the Fund in order that the regulators and the Fund may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners and the Fund in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours, all required records and information for review by such examiners and the Fund. The Transfer Agent agrees that the Fund's investment adviser shall have simultaneous inspection and examination rights with the Fund.

   3.    Limitation on Delegation.

   3.1 The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only those aspects of the Fund's Program that have been expressly delegated hereby and is not undertaking and shall not be responsible for any other aspect of the Fund's Program or for the overall compliance by the Fund with the PATRIOT Act. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the delegated duties with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information.

   4.    Expenses.

   4.1 In consideration of the performance of the foregoing duties, the Fund agrees to pay the Transfer Agent for the reasonable out-of-pocket administrative expense that may be associated with such additional duties, as agreed to by the Fund and the Transfer Agent. The Transfer Agent agrees to provide the Fund with thirty (30) days prior notice of such fees. The terms of the Agreement shall apply with respect to the payment of such expense in the same manner and to the same extent as any other expenses incurred under the Agreement.

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   5.    Miscellaneous.

   5.1 In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

   5.2. Each party represents to the other that the execution and delivery of this Amendment has been duly authorized.





         IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.



WITNESSED BY:                               STATE STREET BANK AND TRUST COMPANY



                                            By:
---------------------------------              ---------------------------------
                                               Joseph L. Hooley
Name:                                          Executive Vice President
     ----------------------------

Title:
      ---------------------------


WITNESSED BY:                                SCHRODER SERIES TRUST, on behalf of
                                             each of its individual series



                                             By:
---------------------------------               --------------------------------

Name:                                        Name:
     ----------------------------                 ------------------------------

Title:                                       Title:
      ---------------------------                  -----------------------------

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                                    Exhibit A

                                Delegated Duties

With respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:


   o Submit all financial and non-financial transactions through the Office of Foreign Assets Control ("OFAC") database and such other lists or databases as may be required from time to time by applicable regulatory authorities.

   o Review redemption transactions that occur within thirty (30) days of account establishment or maintenance.


   o Review wires sent pursuant to banking instructions other than those on file.


   o Review a shareholder's account for unusual activity when purchases and redemptions by the shareholder (based on social security number within the Fund) hit the $100,000 threshold that has been set on the "Unusual Activity Warning System."


   o Review accounts to identify those established by known offenders attempting fraud and once identified, freeze such accounts.


   o Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file Form 8300 as necessary.


   o     File suspicious activity reports as necessary.


         In the event that the Transfer Agent detects suspicious activity as a result of the foregoing procedures or as a result of its performance of periodic reviews of the Fund accounts pursuant to an updated OFAC list, which necessitates the filing by the Transfer Agent of a suspicious activity report, a Form 8300 or other similar report or notice to OFAC or other regulatory agency, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.

STATE STREET BANK AND TRUST                  SCHRODER SERIES TRUST, on behalf of
COMPANY                                      each of its individual series

By:                                          By:
   --------------------------------             --------------------------------
Joseph L. Hooley
Executive Vice President                     Name:
                                                  ------------------------------

                                             Title:
                                                   -----------------------------
Date:
     ------------------------------

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